Marathon Petroleum Corp. board of directors elects John P. Surma as chairman and Michael J. Hennigan as new director

FINDLAY, Ohio, April 30, 2020 – Marathon Petroleum Corp. (NYSE: MPC) announced today that board member John P. Surma has been elected by the board of directors to serve as non-executive chairman of the board. MPC also announced today that MPC President and Chief Executive Officer Michael J. Hennigan has been elected to serve as a member of the board. Both appointments became effective April 29.
Surma, a member of the MPC board of directors since 2011, retired as chief executive officer of United States Steel Corporation in September 2013 and as executive chairman in December 2013. He is a member of the boards of directors of MPLX GP LLC, Public Service Enterprise Group, Inc. and Trane Technologies plc.
Hennigan assumed his role as president and chief executive officer of MPC in March. He also serves as president and chief executive officer of the general partner of MPC’s sponsored master limited partnership, MPLX LP (NYSE: MPLX). Prior to joining MPLX in 2017, Hennigan was president of crude, NGL and refined products of the general partner of Energy Transfer Partners L.P.

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About Marathon Petroleum Corporation
Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation’s largest refining system with more than 3 million barrels per day of crude oil capacity across 16 refineries. MPC’s marketing system includes branded locations across the United States, including Marathon brand retail outlets. Speedway LLC, an MPC subsidiary, owns and operates retail convenience stores across the United States. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company which owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

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